EXHIBIT 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP INCREASES QUARTERLY CASH DIVIDEND

Lawrenceburg, Ind., August 10, 2017 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors has approved an increase in the Company’s quarterly cash dividend from $0.09 per share to $0.10 per share. The quarterly dividend is effective with the dividend payable on or about September 7, 2017, to stockholders of record as of the close of business on August 24, 2017.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

Contact:	United Community Bancorp

E.G. McLaughlin, President and Chief Executive Officer

(812) 537-4822